Exhibit 99.1

Manitex International, Inc. Reports First Quarter 2021 Results

Bridgeview, IL, May 6, 2021 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and specialized industrial equipment, today announced first quarter 2021 results. Net sales from continuing operations for the first quarter were $47.2 million, compared to $48.7 million in the prior year’s first quarter, and net loss from continuing operations was $(0.8 million) or $(0.04) per share, compared to net loss from continuing operations of $(7.0 million) or $(0.36) per share, in the first quarter of 2020. Adjusted net loss* from continuing operations in the first quarter of 2021 was $(0.1 million), or $(0.01) per share, compared to adjusted net income of $1.6 million, or $0.08 per share, for the first quarter of 2020.

Quarterly Financial Highlights (Sequential comparisons unless noted otherwise):

•	Net sales increased to $47.2 million compared to $45.2 million in the fourth quarter of 2020

•	Gross profit of $8.8 million, or 18.7% of sales was in-line with $8.4 million gross profit, or 18.7% of sales in the fourth quarter of 2020

•	Adjusted EBITDA* increased 24.0% to $1.9 million, or 3.9% of sales, from $1.5 million, or 3.3% of sales in the fourth quarter of 2020

•	$107 million backlog as of April 30, 2021 is at a 5-year high, and book to bill was 1.34:1

•	Available liquidity through cash and credit lines of approximately $28 million as of March 31, 2021

Note: Results presented above are from Continuing Operations

*	Adjusted Numbers are discussed in greater detail and reconciled under “Non-GAAP Financial Measures and Other Items” at the end of this release.

Steve Filipov, CEO of Manitex International commented, “Our first quarter results were in-line with our expectations and reflect increased net sales and adjusted EBITDA. Our backlog has grown consistently over the past several quarters, evidence of a healthy recovery in demand in many of the markets that our products are uniquely suited for, and has surpassed $100 million, giving us confidence that we will achieve a year of growth in 2021. To put that in perspective, just slightly over a year ago, we reported a backlog of $57 million, and thus, we’re pleased with the progress that our global sales team is making. We recently announced $1.7 million in follow-on orders for PM cranes from a large international military entity as originally announced in the third quarter last year.

“While the backlog indicates a healthy level of demand in each product category, there remain challenges with respect to logistics, supply chain, and input pricing that are typical at the early stages of a recovery. We will aim to work closely with our customers to collectively address the cost increases, protect our margins, and effectively manage our working capital. Given the visibility we have for acceleration in our sales and a more favorable product mix in the backlog, we anticipate progressively higher EBITDA and EBITDA margins throughout the year as we move towards our target of double-digit EBITDA margins.

Our balance sheet, with net debt of $31 million, is in good shape, and our cash and availability of approximately $28 million also positions us well for growth,” concluded Mr. Filipov.

Conference Call:

Management will host a conference call with an accompanying slide presentation, after the close of the market, at 4:30PM ET today, May 6, 2021, to discuss the results with the investment community. Anyone interested in participating in the call should dial 800-683-3233 from within the United States or 303-223-4369 if calling internationally. A replay will be available until May 13, 2021, 11:59 PM which can be accessed by dialing 844-512-2921 if calling within the United States or 412-317-6671 if calling internationally. Please use passcode 21993763 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company’s corporate website, www.manitexinternational.com/eventspresentations.aspx.

Non-GAAP Financial Measures and Other Items

In this press release, we refer to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management uses to evaluate operating performance, to establish internal budgets and targets, and to compare the Company’s financial performance against such budgets and targets. These non-GAAP measures, as defined by the Company, may not be comparable to similarly titled measures being disclosed by other companies. While adjusted financial measures are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. A reconciliation of Adjusted GAAP financial measures for the three month periods ended March 31, 2021 and 2020 and December 31, 2020 is included with this press release below and with the Company’s related Form 8-K. Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis. The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, or for the three month periods ended March 31, 2021 and 2020 and December 31, 2020, unless otherwise indicated.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered mobile cranes (truck mounted straight-mast and knuckle boom cranes, industrial cranes, rough terrain cranes and railroad cranes), truck mounted aerial work platforms and specialized industrial equipment. Our products, which are manufactured in facilities located in the USA and Europe, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, MAC, PM-Tadano, Oil & Steel, Badger, and Valla.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Darrow Associates Inc.
Steve Filipov	Peter Seltzberg, Managing Director
Chief Executive Officer	Investor Relations
(708) 237-2054	(516) 419-9915
sfilipov@manitex.com	pseltzberg@darrowir.com

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$15,839	$17,161
Cash – restricted	236	240
Trade receivables (net)	33,565	30,418
Other receivables	1,289	179
Inventory (net)	58,853	56,055
Prepaid expense and other current assets	3,712	2,218

Total current assets	113,494	106,271

Total fixed assets, net of accumulated depreciation of $17,599 and $17,444 at December 31, 2020 and December 31, 2019, respectively	17,777	18,723
Operating lease assets	3,752	4,068
Intangible assets (net)	14,633	15,671
Goodwill	26,729	27,472
Other long-term assets	1,143	1,143
Deferred tax asset	247	247

Total assets	$177,775	$173,595

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$38,846	$32,429
Accrued expenses	8,650	7,909
Related party payables	34	52
Notes payable	16,995	16,510
Current portion of finance lease obligations	344	344
Current portion of operating lease obligations	1,009	1,167
Customer deposits	1,771	2,363
Deferred income liability	3,747	3,747

Total current liabilities	71,396	64,521

Long-term liabilities
Revolving term credit facilities (net)	12,644	12,606
Notes payable (net)	13,067	13,625
Finance lease obligations (net of current portion)	4,128	4,221
Non-current operating lease liabilities	2,743	2,901
Deferred gain on sale of property	567	587
Deferred tax liability	1,317	1,333
Other long-term liabilities	4,723	4,892

Total long-term liabilities	39,189	40,165

Total liabilities	110,585	104,686

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at March 31, 2021 and December 31, 2020	—	—
Common Stock—no par value 25,000,000 shares authorized, 19,900,789 and 19,821,090 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	131,991	131,455
Paid in capital	2,740	3,025
Retained deficit	(64,635)	(63,863)
Accumulated other comprehensive loss	(2,906)	(1,708)

Total equity	67,190	68,909

Total liabilities and equity	$177,775	$173,595

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Net revenues	$47,168	$48,733
Cost of sales	38,363	38,486

Gross profit	8,805	10,247
Operating expenses
Research and development costs	785	687
Selling, general and administrative expenses	7,744	8,039
Impairment of intangibles	—	6,722

Total operating expenses	8,529	15,448

Operating income (loss)	276	(5,201)
Other income (expense)
Interest expense	(525)	(1,084)
Interest income	4	60
Foreign currency transaction loss	(215)	(418)
Other (expense) income	(20)	3

Total other (expense) income	(756)	(1,439)

Loss before income taxes from continuing operations	(480)	(6,640)
Income tax expense from continuing operations	292	404

Loss from continuing operations	(772)	(7,044)

Discontinued operations:
Loss from operations of discontinued operations	—	(388)
Income tax expense (benefit)	—	44

Loss from discontinued operations	—	(432)

Net loss	$(772)	$(7,476)

Loss Per Share
Basic
Loss from continuing operations	$(0.04)	$(0.36)
Loss from discontinued operations	—	$(0.02)
Net loss	$(0.04)	$(0.38)
Diluted
Loss from continuing operations	$(0.04)	$(0.36)
Loss from discontinued operations	—	$(0.02)
Net loss	$(0.04)	$(0.38)
Weighted average common shares outstanding
Basic	19,845,064	19,733,772
Diluted	19,845,064	19,733,772

Note: Results shown are from Continuing Operations

Net Sales, Gross Margin and Operating Income (Loss)

	Three Months Ended
	March 31, 2021		December 31, 2020		March 31, 2020
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Net sales	$47,168	$47,168	$45,184	$45,184	$48,733	$48,733
% change Vs Q4 2020	4.4%	4.4%
% change Vs Q1 2020	(3.2%)	(3.2%)

Gross margin	8,805	8,873	8,429	8,095	10,247	10,317
Gross margin % of net sales	18.7%	18.8%	18.7%	17.9%	21.0%	21.2%

Operating Income (loss)	276	748	(69)	323	(5,201)	2,467

Reconciliation of Net Loss To Adjusted Net Loss:

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net (loss) income	($772)	$(1,827)	$(7,044)
Adjustments, including net tax impact	664	528	8,647
Adjusted net (loss) income	($108)	($1,299)	$1,603

Weighted diluted shares outstanding	19,845,064	19,817,599	19,733,772
Diluted (loss) earnings per shares as reported	($0.04)	($0.09)	($0.36)
Total EPS effect	$0.03	$0.02	$0.44
Adjusted diluted (loss) earnings per share	($0.01)	($0.07)	$0.08

Reconciliation of Net Loss To Adjusted EBITDA:

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net Income (loss)	$(772)	$(1,827)	$(7,044)
Interest expense	521	762	1,084
Tax expense	292	865	403
Depreciation and amortization expense	1,130	1,164	1,037

EBITDA	$1,171	$964	$(4,520)

Adjustments:
Stock compensation	$299	$380	$222
FX	215	142	418
Litigation / legal settlement	90	113	108
Goodwill impairment	—	—	6,585
Tradenames & customer relationships impairment	—	—	137
Restructuring / asset impairment costs	68	—	70
Trade show expense	—	—	546
Put call option reserve reversal	—	(334)	—
Other	15	233	—

Total Adjustments	$687	$534	$8,086

Adjusted EBITDA	$1,858	$1,498	$3,566

Adjusted EBITDA as % of sales	3.9%	3.3%	7.3%

Backlog

	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
Backlog from continuing operations	$83,793	$67,967	$50,541	$44,272	$57,045
Change Versus Current Period		23.3%	65.8%	89.3%	46.9%

Note: Backlog was $107 million as of April 30, 2021

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

Net Debt

Net debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, and revolving credit facilities minus cash and cash equivalents.

	March 31, 2021	December 31, 2020
Total cash & cash equivalents	$16,075	$17,401

Notes payable - short term	$16,995	$16,510
Current portion of finance leases	344	344
Notes payable - long term	13,067	13,625
Finance lease obligations - LT	4,128	4,221
Revolver, net	12,644	12,606

Total debt	$47,178	$47,306

Net debt	$31,103	$29,905